                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                (Rule 13d - 101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 6)

                         INTERSTATE HOTELS CORPORATION
                         -----------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   46088R108
                                   ---------
                                 (CUSIP Number)


                                Gary M. Goldberg
                                Montebello Park
                               75 Montebello Road
                            Suffern, New York 10901

                                with a copy to:

                           Richard P. Ackerman, Esq.
                     Goodkind Labaton Rudoff & Sucharow LLP
                          100 Park Avenue, 12th Floor
                               New York, NY 10017
           (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)




                                October 3, 2000
                                ---------------
            (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


                         (Continued on following page)


                               Page 1 of 39 pages

The Cover Page to the Schedule 13D is amended or added to as follows:

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 2 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Gary M. Goldberg

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     310,033 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    310,033 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES                                                   / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 3 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Gary Goldberg & Co., Inc.

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           13-2731992
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           WC

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     221,053 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    221,053 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES                                                   / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           CO

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 4 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           VIP 100, L.P.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                           13-3538358
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           WC

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     88,980 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    88,980 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES                                                   / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           PN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 5 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Gordon Adsluf

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,199 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    2,199 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 6 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Brian Bassuk

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     5,033 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    5,033 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 7 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Annette Berkman

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     666 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    666 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 8 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Edward Carter

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     10,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    10,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 9 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Dan Cervellino

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    2,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 10 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Edward Daly

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     3,366 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    3,366 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 11 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Hugh Delvalle

                 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                 ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,076 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,076 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 12 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Thomas DeMaio

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,033 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,033 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 13 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Harry DiPeitro

                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     5,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    5,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 14 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Tanya Drake

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTTIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    2,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 15 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Louis Ecker

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTTIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     5,100 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    5,100 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 16 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Thomas Finehout

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTTIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,025 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    2,025 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 17 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Alan Frankel

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTTIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     300 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    300 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 18 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Robert Friedel

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTTIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     320 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    320 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 19 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           John Gilbert

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTTIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,875 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,875 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 20 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Barbara Haessler

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     366 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    366 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 21 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Edward Heinz

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,066 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,066 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 22 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Leonard Israel

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     3,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    3,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 23 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Marvin Kranes

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     550 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    550 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 24 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Dorothy Lopreato

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,200 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    2,200 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 25 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Rita Mayersohn

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,500 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,500 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 26 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Rocco Miano

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,100 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    2,100 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 27 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Edith Nathan

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     360 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    360 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 28 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Margaret Nikola

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     200 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    200 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 29 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Paul Nussbaum

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     3,400 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    3,400 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 30 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Marcia Pledger

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,000 (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 31 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Rita Pouria

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,566 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,566 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 32 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Murray Salit

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 33 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           Rich Texler

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     1,500 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    1,500 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP NO. 46088R108                                      Page 34 of 39 Pages
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
         1        NAME OF REPORTING PERSON

                           William Vido

                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES
                  ONLY)
--------------------------------------------------------------------------------
         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) / /
                                                                       (b) /X/

                           (see Introductory Statement)
--------------------------------------------------------------------------------
         3        SEC USE ONLY


--------------------------------------------------------------------------------
         4        SOURCE OF FUNDS

                           PF

--------------------------------------------------------------------------------
         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) or 2(e)                            / /

--------------------------------------------------------------------------------
         6        CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States of America

--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                     2,000 shares (see Introductory Statement)
  OWNED BY EACH
 REPORTING PERSON   ------------------------------------------------------------
       WITH           8     SHARED VOTING POWER

                                    0

                    ------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                    2,000 shares (see Introductory Statement)

                    ------------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           310,033 shares (see Introductory Statement)

--------------------------------------------------------------------------------
         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*                                                  / /

--------------------------------------------------------------------------------
         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           Approximately 4.8% (see Introductory Statement)

--------------------------------------------------------------------------------
         14       TYPE OF REPORTING PERSON*

                           IN

--------------------------------------------------------------------------------

Introductory Statement
----------------------

         This Amendment to Schedule 13D amends as of October 3, 2000, pursuant to Rule 13d-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Schedule 13D filed on October 13, 1999 and Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5 thereto, filed on November 24, 1999, November 26, 1999, March 23,2000, April 19, 2000 and September 22, 2000, respectively (collectively, the "Schedule 13D Filings"), by Gary M. Goldberg ("Goldberg"), Gary Goldberg & Co., Inc. ("GGC"), VIP 100, L.P. ("VIP 100"), Gordon Adsluf, Brian Bassuk, Annette Berkman, Edward Carter, Dan Cervellino, Edward Daly, Thomas DeMaio, Hugh Delvalle, Harry DiPeitro, Tanya Drake, Louis Ecker, Thomas Finehout, Alan Frankel, Robert Friedel, John Gilbert, Barbara Haessler, Edward Heinz, Leonard Israel, Marvin Kranes, Dorothy Lopreato, Rita Mayersohn, Rocco Miano, Edith Nathan, Margaret Nikola, Marcia Pledger, Rita Pouria, Paul Nussbaum, Murray Salit, Rich Texler and William Vido (the "Original Reporting Persons"), and relates to a decrease of the interest of certain of those persons or entities in the shares of common stock, par value $.01 per share (the "Common Stock"), of Interstate Hotels Corporation (the "Issuer").

         The persons filing this Amendment No. 6 to Schedule 13D (this "Amendment") do so pursuant to an Agreement Respecting Joint Filing of Schedule 13D and Power of Attorney, the form of which was previously filed as Exhibit 1 to Amendment No. 4 to this Schedule (the "Filing Agreement"). This Amendment reflects the following facts: (i) Goldberg is a controlling person of GGC, VIP 100 and Gary Goldberg VIP 100, Inc. ("VIPGP") and, as such, may be deemed to be the beneficial owner of any shares of Common Stock (the "Shares") of which GGC, VIP 100 or VIPGP may be deemed a beneficial owner; (ii) Goldberg and GGC may be deemed to be the beneficial owner of any Shares held by any of GGC's customers who maintain "discretionary accounts" with GGC (pursuant to which accounts GGC has voting power and/or dispositive power with respect to the Shares); (iii) certain customers of GGC who do not maintain discretionary accounts with GGC have purchased Shares based in part upon the recommendation of Goldberg or GGC (the "IHCO Customers") and, although there is no agreement or understanding that they will do so, it may be reasonably anticipated that they will follow the recommendations of Goldberg or GGC with respect to the voting and/or the disposition of such Shares; and (iv) as a result of the foregoing, Goldberg, GGC, VIP 100 and the IHCO Customers may be deemed to be a "group," within the meaning of Section 13(d)(3) of the Exchange Act. By their execution of the Filing Agreement, the IHCO Customers have agreed to the reporting of their shares in this Amendment. Such Filing Agreement shall not be construed as an admission for purposes of Section 13(d) or 13(g) of the Exchange Act, that (i) any IHCO Customer is the beneficial owner of Shares held by any other Reporting Person, (ii) any other Reporting Person is the beneficial owner of any Shares held by any IHCO Customer or (iii) any IHCO Customer is part of a group. Customers of GGC who do not maintain discretionary accounts with GGC (other than the IHCO Customers) own an aggregate of 12,501 Shares which were acquired on or about June 18, 1999, pursuant to a distribution of Shares by Wyndham International, Inc. to its shareholders in connection with the "spin-off" of 92% of the then issued and outstanding Common Stock of the Issuer ("Spin-Off"). Neither such 12,501 Shares nor the holders thereof are reported in this Schedule 13D. Other than Spin-Off Shares held by the Original Reporting Persons, neither such Spin-Off Shares nor the holders thereof are reported in this Schedule 13D.


                              Page 35 of 39 pages

Item 1.  Security and Issuer.
------   -------------------

         No change since the Schedule 13D Filings.


Item 2.  Identity and Background.
------   -----------------------

   (a) - (c)   No change since the Schedule 13D Filings.

   (d) - (e)   No change.

         (f)   No change.

The following is added to Item 3:

Item 3.  Source and Amount of Funds or Other Consideration.
------   -------------------------------------------------

         The aggregate amount paid for the Common Stock acquired by the Original Reporting Persons and Additional Reporting Persons was approximately $930,000, which amount does not include brokerage commissions. In addition, the Original Reporting Persons acquired an aggregate of 13,147 Shares pursuant to the Spin-Off, as defined in the Introductory Statement.

Item 4.  Purpose of Transaction.
------   ----------------------

         No change.

Item 5.  Interest in Securities of the Issuer.
------   ------------------------------------

         No change except that the following table reflects changes in the beneficial ownership of Original Reporting Persons and the beneficial ownership of the Additional Reporting Persons:

         (a) For purposes of this Schedule 13D, the percentage for each person or entity of the outstanding Shares beneficially owned has been computed on the basis of 6,339,471 Shares outstanding, based upon the information set forth in the Company's Annual Report on Form 10-Q for the quarter ended June 30, 2000 filed on September 15, 2000.

Name                                  No. of Shares Beneficially Owned       (%)
----                                  --------------------------------       ---
Gary Goldberg & Co., Inc.                                      221,053    3.487%
Gary M. Goldberg                                               310,033    4.848%
VIP 100, L.P.                                                   88,980    1.404%
Adsluf, Gordon                                                   2,199    0.035%
Bassuk, Brian                                                    5,033    0.079%
Berkman, Annette                                                   666    0.011%
Carter, Edward                                                  10,000    0.158%
Cervellino, Dan                                                  2,000    0.032%
Daly, Edward                                                     3,366    0.053%
Delvalle, Hugh                                                   1,076    0.017%
DeMaio, Thomas                                                   1,033    0.016%
DiPeitro, Harry                                                  5,000    0.079%
Drake, Tanya                                                     2,000    0.032%
Ecker, Louis                                                     5,100    0.080%


                              Page 36 of 39 pages

Name                                  No. of Shares Beneficially Owned       (%)
----                                  --------------------------------       ---
Finehout, Thomas                                                 2,025    0.032%
Frankel, Alan                                                      300    0.005%
Friedel, Robert                                                    320    0.005%
Gilbert, John                                                    1,875    0.030%
Haessler, Barbara                                                  366    0.006%
Heinz, Edward                                                    1,066    0.017%
Israel, Leonard                                                  3,000    0.047%
Kranes, Marvin                                                     550    0.009%
Lopreato, Dorothy                                                2,200    0.035%
Mayersohn, Rita                                                  1,500    0.024%
Miano, Rocco                                                     2,100    0.033%
Nathan, Edith                                                      360    0.006%
Nikola, Margaret                                                   200    0.003%
Nussbaum, Paul                                                   3,400    0.053%
Pledger, Marcia                                                  1,000    0.016%
Pouria, Rita                                                     1,566    0.025%
Salit, Murray                                                    1,000    0.016%
Texler, Rich                                                     1,500    0.024%
Vido, William                                                    2,000    0.032%

         (b)      No change since the filing of the Schedule 13D Filings.

         (c)      No change except the following:

         The following table sets forth information with respect to all transactions in the Common Stock that were effected since the filing of the
Schedule 13D Filings by the persons referred to in paragraph (a):


-----------------------------------------------------------------------------------------------------
I.       Gary Goldberg & Co., Inc.
-----------------------------------------------------------------------------------------------------
                                                        Type of
                                                      Transaction
                                      Date of        (Purchase or      Number of            Price Per
Shareholder Name                    Transaction          Sale)          Shares                Share
-----------------------------------------------------------------------------------------------------
Discretionary Acct                   09/25/00              S               200                2 7/16
-----------------------------------------------------------------------------------------------------
Discretionary Acct                   09/25/00              S               500                2  3/8
-----------------------------------------------------------------------------------------------------
Discretionary Acct                   09/26/00              S             4,500                2  3/8
-----------------------------------------------------------------------------------------------------
Discretionary Acct                   09/26/00              S               400                2 7/16
-----------------------------------------------------------------------------------------------------
Non-Discretionary Acct               09/27/00              S             6,000                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/27/00              P             6,000                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/27/00              S             6,000                2  1/4
-----------------------------------------------------------------------------------------------------
Non-Discretionary Acct               09/28/00              S             1,700                2  1/8
-----------------------------------------------------------------------------------------------------



                              Page 37 of 39 pages


-----------------------------------------------------------------------------------------------------
                                                        Type of
                                                      Transaction
                                      Date of        (Purchase or      Number of            Price Per
Shareholder Name                    Transaction          Sale)          Shares                Share
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/28/00              P             1,700                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/28/00              S             1,700                2 3/16
-----------------------------------------------------------------------------------------------------
Discretionary Acct                   09/29/00              S            12,000                     2
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/29/00              P            12,000                     2
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/29/00              S            12,000                2  1/9
-----------------------------------------------------------------------------------------------------
Non-Discretionary Acct               09/29/00              S             5,100                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/29/00              P             5,100                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   09/29/00              S             5,100                2 3/16
-----------------------------------------------------------------------------------------------------
Non-Discretionary Acct               10/02/00              S               563                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   10/02/00              P               563                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   10/02/00              S               563                2 3/16
-----------------------------------------------------------------------------------------------------
Non-Discretionary Acct               10/03/00              S            16,100                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   10/03/00              P            16,100                2  1/8
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   10/03/00              S            16,100                2 3/16
-----------------------------------------------------------------------------------------------------
Discretionary Acct                   10/03/00              S             9,500                1  3/4
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   10/03/00              P             9,500                1  3/4
-----------------------------------------------------------------------------------------------------
Gary Goldberg & Co                   10/03/00              S             9,500                2 1/16
-----------------------------------------------------------------------------------------------------


II.      VIP 100, L.P.


-----------------------------------------------------------------------------------------------------
                                                        Type of
                                                      Transaction
                                      Date of        (Purchase or      Number of            Price Per
Shareholder Name                    Transaction          Sale)          Shares                Share
-----------------------------------------------------------------------------------------------------
None.
-----------------------------------------------------------------------------------------------------


III.     Gary Goldberg - Personal


-----------------------------------------------------------------------------------------------------
                                                        Type of
                                                      Transaction
                                      Date of        (Purchase or      Number of            Price Per
Shareholder Name                    Transaction          Sale)          Shares                Share
-----------------------------------------------------------------------------------------------------
None.
-----------------------------------------------------------------------------------------------------


IV.      IHCO Customers


-----------------------------------------------------------------------------------------------------
                                                        Type of
                                                      Transaction
                                      Date of        (Purchase or      Number of            Price Per
Shareholder Name                    Transaction          Sale)          Shares                Share
-----------------------------------------------------------------------------------------------------
None.
-----------------------------------------------------------------------------------------------------


         (d)      No change since the filing of the Schedule 13D Filings.

         (e)      Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
         ---------------------------------------------------------------------

         No change since the filing of the Schedule 13D Filings.


Item 7.  Material to be Filed as Exhibits.
------   --------------------------------

         None.


                              Page 38 of 39 pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 3, 2000.
                                             /s/ Gary M. Goldberg
                                             -----------------------------------
                                             Gary M. Goldberg




                                             GARY GOLDBERG & CO., INC.

                                             By: /s/ Gary M. Goldberg
                                                 -------------------------------
                                                 Gary M. Goldberg, President




                                             VIP 100, L.P.
                                             By: Gary Goldberg VIP, Inc.,
                                                   general partner

                                             By: /s/ Gary M. Goldberg
                                                 -------------------------------
                                                 Gary M. Goldberg, President


                                             /s/ Gary M.
                                             -----------------------------------
                                             Goldberg Gary M. Goldberg,
                                             as attorney-in-fact for
                                             Gordon Adsluf, Brian
                                             Bassuk, Annette Berkman,
                                             Edward Carter, Dan
                                             Cervellino, Edward Daly,
                                             Thomas DeMaio, Hugh
                                             Delvalle, Harry DiPeitro,
                                             Tanya Drake, Louis Ecker,
                                             Thomas Finehout, Alan
                                             Frankel, Robert Friedel,
                                             John Gilbert, Barbara
                                             Haessler, Edward Heinz,
                                             Leonard Israel, Marvin
                                             Kranes, Dorothy Lopreato,
                                             Rita Mayersohn, Rocco
                                             Miano, Edith Nathan,
                                             Margaret Nikola, Marcia
                                             Pledger, Rita Pouria, Paul
                                             Nussbaum, Murray Salit,
                                             Rich Texler and William
                                             Vido.


                              Page 39 of 39 pages